Exhibit 99
PRESS RELEASE

FOR IMMEDIATE RELEASE:	October 20, 2006
For Further Information:	Mark S. Allio, Chairman, President and CEO
Phone: 330.576.1334
Fax: 330.666.7959
CENTRAL FEDERAL CORPORATION ANNOUNCES PROFITABLE OPERATIONS IN 3rd QUARTER 2006
VERSUS PRIOR YEAR LOSS
Highlights
•	Core earnings for the 3rd quarter of 2006 totaled $94,000, or $.02 per diluted share, up $269,000 from the prior year quarter’s core loss of ($175,000), or ($.08) per diluted share.

•	Year-to-date core performance improved $610,000.

•	Total assets increased 30% or $52.1 million during the first nine months of 2006 to $225.1 million at September 30.

•	Commercial, commercial real estate and multi-family loans grew during the first nine months of 2006 by $41.3 million to $113.7 million at September 30.

•	Net interest income increased 43% during the 3rd quarter and 38% year to date at September 2006 compared to the prior year periods.

•	Year to date improvement in core performance was achieved with no increase in normal, recurring operating expenses.
Fairlawn, Ohio – October 20, 2006 – Central Federal Corporation (Nasdaq: CFBK) announced profitable operations for the 3rd quarter of 2006; the second consecutive profitable quarter as the Company continued to implement its strategic plan based on commercial, commercial real estate and multi-family loan growth through restructured operations and processes focused on customers.
The Company’s performance in the 3rd quarter and year to date periods of 2006 improved dramatically from the prior year. Core earnings for the 3rd quarter of 2006 increased $269,000 and totaled $94,000 or $.02 per diluted share compared to a core loss for the 3rd quarter of 2005 of ($175,000) or ($.08) per diluted share. Core performance improved $610,000 on a year to date basis to a loss of ($124,000) or ($.03) per diluted share for the nine months ended September 30, 2006 compared to a loss of ($734,000) or ($.33) per diluted share in the 2005 period.
Core performance for the quarter and year to date periods ended September 30, 2005 is exclusive of a non-cash after-tax impairment loss to write off the value of goodwill and other intangible assets related to the previous acquisition of Reserve Mortgage Services, Inc., which reduced net income in those prior year periods by $1.9 million or $.86 per diluted share.
As a result of growth in assets, particularly commercial, commercial real estate and multi-family loans, gross interest income increased 67% from $2.2 million in the 3rd quarter of 2005 to $3.7 million in the 3rd quarter of 2006. The flat and recently inverted yield curve has put negative pressure on funding costs, and interest expense increased 98% from $960,000 in the 3rd quarter of 2005 to $1.9 million during the 3rd quarter of 2006. The result was a 43% increase in net interest income from $1.2 million during the 3rd quarter of 2005 to $1.8 million during the 3rd quarter of 2006. Net interest income increased 38% from $3.6 million during the first nine months of 2005 to $5.0 million during the comparable period of 2006.

Total assets increased $52.1 million or 30.1% compared to December 31, 2005, including $41.3 million or 57.0% growth in commercial, commercial real estate and multi-family loans, the focus of the Company’s growth plan. The Company was able to significantly increase assets and revenues without an increase in normal, recurring noninterest expense, which totaled $5.1 million for both the current and prior year to date periods.
The Company completed its issuance of 2.3 million shares of common stock in January 2006 and the $14.6 million in net proceeds provided additional capital to execute the growth component of the business plan.
The Company has transitioned from a retail savings and loan association to a growth-oriented community bank. We are a diversified provider of financial products focused on businesses and individuals who demand great service and access to decision-makers who can provide alternatives and create value. Part of this transition involved restructuring and expansion of our mortgage operations, and we can now originate mortgage loans in all 50 states and the District of Columbia with the ability, the technology and the products to serve any customer’s needs and financial situation. As part of the growth strategy, the Company plans to expand its staff by 10 to 25 additional residential mortgage loan originators over the coming months.
In September 2006, we announced the future relocation of our Columbus regional office to Worthington. The new high traffic, high visibility location will provide us with access to approximately $1 billion in retail deposits available in the Worthington area and access to a larger group of commercial and retail customers. The office will serve both as a retail community bank location and call center for our mortgage loan business. Relocation is expected to occur in the 2nd quarter of 2007.
Net interest income
Growth positively impacted net interest income, as mentioned above, which totaled $1.8 million during the 3rd quarter of 2006, and increased $532,000 or 43.4% compared to $1.2 million in the 3rd quarter of 2005. For the year to date period, net interest income increased $1.4 million, or 37.6% to $5.0 million in the first nine months of 2006 from $3.6 million in the same period last year. Despite rising short term interest rates and the resultant increase in funding costs, net interest margin increased to 3.50% during the first nine months of 2006 compared to 3.38% in the prior year period. This was largely due to employment of the additional capital raised in our public offering and increasing yields on adjustable rate assets tied to prime, primarily commercial loans and home equity lines of credit. Net interest margin declined from 3.56% the 1st quarter to 3.45% in the 3rd quarter of 2006 as higher short-term market interest rates and a flat to inverted yield curve negatively impacted the cost of funding. Management of the net interest margin in the current interest rate environment will continue to be a challenge and continued downward pressure on margins is expected.
Noninterest income
Noninterest income totaled $214,000 in the 3rd quarter of 2006 and increased $53,000 or 32.9% from $161,000 in the prior year quarter due to higher gains on loan sales in the current year quarter. Net gain on sales of loans totaled $112,000 in the 3rd quarter of 2006 and was $58,000 higher than the prior year quarter. Mortgage loan originations and sales increased 19.2% and totaled $12.4 million in the 3rd quarter of 2006 compared to $10.4 million in the 3rd quarter of 2005.
Noninterest income during the nine months ended September 30, 2006 totaled $611,000 and was $62,000 or 9.2% lower than the prior year period due to a decline in gains on loan sales for the year to date period in 2006. Net gain on sales of loans declined 33.8% and totaled $239,000 during the first nine months of 2006 as mortgage loan production in the 1st quarter of 2006 was negatively impacted by changes in staffing and processes in the mortgage division. Mortgage loan originations and sales totaled $34.2 million for the nine months ended September 30, 2006 compared to $42.0 million for the prior year period.

Provision for loan losses
The Company continued to provide appropriate reserves for loan losses in response to growth in commercial, commercial real estate and multi-family loans. The provision for loan losses totaled $120,000 for the quarter ended September 30, 2006 compared to $50,000 in the prior year quarter. For the nine months ended September 30, 2006, the provision totaled $702,000 compared to $402,000 in the prior year period. Current year amounts are higher than the prior year periods due to increased commercial, commercial real estate and multi-family loan growth in the current year periods. Because of the up-front provision recorded when loans are originated, periods of rapid loan growth will tend to show lower profitability levels than other periods. However, management believes that prudent continued expansion of the loan portfolio will enhance the Company’s long-term profitability.
Consistent with all prior periods since the Company began its expansion into business lending, there were no nonperforming commercial loans at September 30, 2006. The ratio of the allowance for loan losses to total loans was 1.18% at September 30, 2006 and 1.19% at December 31, 2005. Nonperforming loans, all of which are single-family mortgage loans, totaled $332,000 or 0.19% of total loans at September 30, 2006 and declined $468,000 from $800,000 or 0.64% of total loans at December 31, 2005. Net charge-offs totaled $165,000 for the nine months ended September 30, 2006 compared to $155,000 during the prior year period, representing annualized net charge-offs to average loans of 0.14% in the 2006 period and 0.18% in the 2005 period.
Noninterest expense
Core noninterest expense totaled $1.7 million in the 3rd quarter of 2006 and increased $48,000 or 2.9% from the prior year quarter due to increased salaries and employee benefits offset by a decline in professional fees. Core noninterest expense totaled $5.1 million during the nine months ended September 30, 2006 and 2005. No increase in noninterest expense was necessary to support the 40.1% annualized balance sheet growth achieved the first nine months of 2006.
For the quarter ended September 30, 2006, core noninterest expense improved to 3.11% of average assets from 4.23% for the prior year quarter. For the first nine months of 2006, core noninterest expense to average assets improved to 3.28% from 4.26% during the prior year period. The improvement in this ratio was the result of growth in the balance sheet, coupled with control of noninterest expenses.
For the quarter ended September 30, 2006, the core efficiency ratio improved to 87.43% from 120.82% during the prior year quarter. For the first nine months of 2006, the efficiency ratio improved to 90.98% from 118.70% during the prior year period. Improvement in efficiency resulted from increased net interest income with no increase in noninterest expense. Management anticipates a continued reduction in the efficiency ratio as the Company continues with its growth strategy.
Balance Sheet Activity
Assets totaled $225.1 million at September 30, 2006, an increase of $52.1 million or 30.1% from $173.0 million at December 31, 2005 due to growth in the loan portfolio, which was funded with proceeds from the stock offering, deposit growth and Federal Home Loan Bank (FHLB) advances.
Loans totaled $169.9 million at September 30, 2006, an increase of $45.8 million or 36.9% compared to $124.0 million at December 31, 2005. The increase was driven by growth in commercial, commercial real estate and multi-family loans, which totaled $113.7 million at September 30, 2006 and increased $41.3 million or 57.0% compared to $72.4 million at December 31, 2005. Consumer loans totaled $31.4 million at September 30, 2006 and increased $1.8 million or 6.2% compared to $29.6 million at December 31, 2005. Mortgage loans totaled $26.8 million at September 30, 2006 and increased $3.3 million or 13.8% compared to $23.6 million at December 31, 2005.

Deposits totaled $162.6 million at September 30, 2006, an increase of $35.0 million or 27.4% compared to $127.6 million at December 31, 2005. The increase in deposits was due to growth of $26.5 million in certificate of deposit accounts, $9.7 million in money market accounts and $3.3 million in noninterest bearing deposits offset by a decline of $2.3 million in interest bearing checking accounts and $2.2 million in traditional savings account balances. Growth in certificate of deposit accounts included $14.0 million in brokered deposits. During the September 2006 quarter, we issued $6.7 million in callable brokered certificates of deposit which will assist with asset/liability management should we see a shift in the short end of the interest rate curve and also lock in longer term funding should rates increase. Growth in noninterest bearing deposits reflected increased commercial customer relationships.
FHLB advances totaled $26.3 million at September 30, 2006, an increase of $3.3 million or 14.2% compared to $23.0 million at December 31, 2005. These borrowings were used to fund loan growth.
Shareholders’ equity totaled $29.3 million at September 30, 2006, an increase of $13.2 million or 82.3% compared to $16.1 million at December 31, 2005 as a result of proceeds from the stock offering discussed above less dividends and the net loss for the nine month period ended September 30, 2006.
Non-GAAP Financial Measures
In addition to results presented in accordance with Generally Accepted Accounting Principles (GAAP), this press release contains certain non-GAAP financial measures. Specifically, we have provided financial measures which are based on core performance rather than net income (loss). Ratios and other financial measures with the word “core” in their title were computed using core earnings (loss) rather than net income (loss). Core performance excludes expense, gains and losses that are unusual, not reflective of ongoing operations or not expected to reoccur. We believe that this information is useful to both investors and to management and can aid them in understanding the Company’s current performance, trends and financial condition. Core performance should not be considered a substitute for GAAP basis measures and results. Our non-GAAP measures may not be comparable to the non-GAAP measures of other companies. A reconciliation of GAAP results to the non-GAAP measures of core performance is shown in the consolidated financial highlights.
About Central Federal Corporation and CFBank
Central Federal Corporation is the holding company for CFBank, a federally chartered savings association formed in Ohio in 1892. CFBank has four full-service banking offices in Fairlawn, Calcutta, Columbus and Wellsville, Ohio and a residential mortgage loan origination office in Akron, Ohio. Additional information about mortgage loans, home equity loans, commercial loans and other services is available at www.CFBankOnline.com.
Statements contained in this release that are not historical fact may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company cautions that such statements necessarily are based on certain assumptions which are subject to risks and uncertainties, including, but not limited to, changes in general economic and market conditions. Further information on these risk factors is included in the Company’s filings with the Securities and Exchange Commission.

Consolidated Statements of Operations
($ in thousands, except share data)
(unaudited)

	Three months ended			Nine months ended
	September 30,			September 30,
	2006	2005	% change	2006	2005	% change
Total interest income	$3,659	$2,187	67%	$9,773	$6,223	57%
Total interest expense	1,900	960	98%	4,768	2,585	84%

Net interest income	1,759	1,227	43%	5,005	3,638	38%

Provision for loan losses	120	50	140%	702	402	75%

Net interest income after provision for loan losses	1,639	1,177	39%	4,303	3,236	33%

Noninterest income
Service charges on deposit accounts	59	46	28%	164	142	15%
Net gain on sales of loans	112	54	107%	239	361	-34%
Net loss on sale of securities	—	—	n/m	(5)	—	n/m
Other	43	61	-30%	213	170	25%

Noninterest income	214	161	33%	611	673	-9%

Noninterest expense
Salaries and employee benefits	967	901	7%	2,802	2,685	4%
Occupancy and equipment	123	117	5%	352	350	1%
Data processing	119	117	2%	353	360	-2%
Franchise taxes	35	54	-35%	127	163	-22%
Professional fees	113	145	-22%	354	376	-6%
Director fees	34	46	-26%	115	127	-9%
Postage, printing and supplies	24	31	-23%	119	128	-7%
Advertising and promotion	18	16	13%	67	114	-41%
Telephone	29	28	4%	82	94	-13%
Loan expenses	16	6	167%	77	25	208%
Foreclosed assets, net	—	15	n/m	3	22	-86%
Depreciation	142	99	43%	366	311	18%
Amortization of intangibles	—	20	n/m	—	82	n/m
Impairment loss on goodwill and intangibles	—	1,966	n/m	—	1,966	n/m
Other	105	82	28%	297	280	6%

Noninterest expense	1,725	3,643	-53%	5,114	7,083	-28%

Income (loss) before income taxes	128	(2,305)	n/m	(200)	(3,174)	-94%
Income tax expense (benefit)	34	(237)	n/m	(76)	(547)	-86%

Net income (loss)	$94	$(2,068)	n/m	$(124)	$(2,627)	-95%

Share Data
Basic earnings (loss) per share	$0.02	$(0.94)		$(0.03)	$(1.19)
Diluted earnings (loss) per share	$0.02	$(0.94)		$(0.03)	$(1.19)
Cash dividends per share	$0.09	$0.09		$0.27	$0.27
Average shares outstanding — basic	4,527,194	2,208,071		4,425,953	2,200,176
Average shares outstanding — diluted	4,527,194	2,208,071		4,425,953	2,200,176

Core Earnings (Loss)
Core earnings (loss)	$94	$(175)		$(124)	$(734)
Basic core earnings (loss) per share	$0.02	$(0.08)		$(0.03)	$(0.33)
Diluted core earnings (loss) per share	$0.02	$(0.08)		$(0.03)	$(0.33)

n/m — not meaningful

Consolidated Statements of Financial Condition
($ in thousands)
(unaudited)

	September 30,	June 30,	March 31,	December 31,	September 30,
	2006	2006	2006	2005	2005
Assets
Cash and cash equivalents	$8,775	$4,734	$2,043	$2,972	$2,335
Securities available for sale	29,626	30,102	35,192	30,872	33,321
Loans held for sale	625	—	177	178	178
Loans
Mortgages	26,826	26,661	24,486	23,565	23,291
Commercial, commercial real estate and multi-family	113,654	107,556	90,108	72,381	64,706
Consumer	31,405	35,811	30,490	29,575	20,227

Total loans	171,885	170,028	145,084	125,521	108,224
Less allowance for loan losses	(2,032)	(1,988)	(1,730)	(1,495)	(1,225)

Loans, net	169,853	168,040	143,354	124,026	106,999
Federal Home Loan Bank stock	2,772	2,732	2,656	2,656	3,914
Loan servicing rights	211	238	234	250	286
Foreclosed assets, net	75	75	60	—	33
Premises and equipment, net	3,806	2,875	2,984	2,934	2,839
Bank owned life insurance	3,626	3,594	3,563	3,531	3,504
Loan sales proceeds receivable	1,935	2,150	2,011	2,241	1,057
Deferred tax asset	2,069	2,232	2,133	1,978	1,952
Accrued interest receivable and other assets	1,740	2,248	2,255	1,383	1,435

	$225,113	$219,020	$196,662	$173,021	$157,853

Liabilities and Shareholders’ Equity
Deposits
Non-interest bearing	$10,842	$10,245	$9,056	$7,509	$5,925
Interest bearing	151,713	136,423	127,368	120,079	114,820

Total deposits	162,555	146,668	136,424	127,588	120,745
Federal Home Loan Bank advances	26,270	36,449	23,795	22,995	13,945
Advances by borrowers for taxes and insurance	94	112	63	113	69
Accrued interest payable and other liabilities	1,717	1,280	1,282	1,089	757
Subordinated debentures	5,155	5,155	5,155	5,155	5,155

Total liabilities	195,791	189,664	166,719	156,940	140,671

Shareholders’ equity	29,322	29,356	29,943	16,081	17,182

	$225,113	$219,020	$196,662	$173,021	$157,853

Consolidated Financial Highlights
($ in thousands except per share data)
(unaudited)

	At or for the three months ended					At or for the nine months ended
	September 30,	June 30,	March 31,	December 31,	September 30,	September 30,
	2006	2006	2006	2005	2005	2006	2005
Earnings (GAAP)
Net interest income	$1,759	$1,717	$1,529	$1,330	$1,227	$5,005	$3,638
Provision for loan losses	$120	$292	$290	$272	$50	$702	$402
Noninterest income	$214	$217	$180	$193	$161	$611	$673
Noninterest expense	$1,725	$1,620	$1,769	$1,744	$3,643	$5,114	$7,083
Net income (loss)	$94	$6	$(224)	$(663)	$(2,068)	$(124)	$(2,627)
Basic earnings (loss) per share	$0.02	$0.00	$(0.05)	$(0.30)	$(0.94)	$(0.03)	$(1.19)
Diluted earnings (loss) per share	$0.02	$0.00	$(0.05)	$(0.30)	$(0.94)	$(0.03)	$(1.19)

Performance Ratios (annualized) (GAAP)
Return on average assets	0.17%	0.01%	(0.48%)	(1.56%)	(5.24%)	(0.08%)	(2.19%)
Return on average equity	1.28%	0.08%	(2.94%)	(15.95%)	(44.50%)	(0.55%)	(18.22%)
Average yield on interest-earning assets	7.18%	6.82%	6.44%	6.35%	6.15%	6.84%	5.78%
Average rate paid on interest-bearing liabilities	4.22%	3.78%	3.41%	3.16%	2.90%	3.83%	2.60%
Average interest rate spread	2.96%	3.04%	3.03%	3.19%	3.25%	3.00%	3.18%
Net interest margin, fully taxable equivalent	3.45%	3.50%	3.56%	3.39%	3.45%	3.50%	3.38%
Efficiency ratio	87.43%	83.55%	103.51%	114.51%	262.46%	90.98%	164.30%
Noninterest expense to average assets	3.11%	3.03%	3.80%	4.09%	9.23%	3.28%	5.91%

Reconciliation of Net Income (Loss) to Core Earnings (Loss)
GAAP net income (loss)	$94	$6	$(224)	$(663)	$(2,068)	$(124)	$(2,627)
Impairment loss on goodwill and intangibles	—	—	—	—	1,893	—	1,893

Core earnings (loss)	$94	$6	$(224)	$(663)	$(175)	$(124)	$(734)
Basic core earnings (loss) per share	$0.02	$0.00	$(0.05)	$(0.30)	$(0.08)	$(0.03)	$(0.33)
Diluted core earnings (loss) per share	$0.02	$0.00	$(0.05)	$(0.30)	$(0.08)	$(0.03)	$(0.33)

Core Performance Ratios (annualized)
Core return on average assets	0.17%	0.01%	(0.48%)	(1.56%)	(0.44%)	(0.08%)	(0.61%)
Core return on average equity	1.28%	0.08%	(2.94%)	(15.95%)	(3.64%)	(0.55%)	(5.09%)
Core efficiency ratio	87.43%	83.76%	103.51%	114.51%	120.82%	90.98%	118.70%
Core noninterest expense to average assets	3.11%	3.03%	3.80%	4.09%	4.23%	3.28%	4.26%

Consolidated Financial Highlights (continued)
($ in thousands except per share data)
(unaudited)

	At or for the three months ended					At or for the nine months ended
	September 30,	June 30,	March 31,	December 31,	September 30,	September 30,
	2006	2006	2006	2005	2005	2006	2005
Capital
Equity to total assets at end of period	13.03%	13.40%	15.23%	9.29%	10.88%	13.03%	10.88%
Tangible equity to tangible assets	13.03%	13.40%	15.23%	9.29%	10.88%	13.03%	10.88%
Book value per share	$6.45	$6.46	$6.59	$7.17	$7.66	$6.45	$7.66
Tangible book value per share	$6.45	$6.46	$6.59	$7.17	$7.66	$6.45	$7.66
Period-end market value per share	$8.09	$8.05	$7.32	$7.66	$8.50	$8.09	$8.50
Dividends declared per common share	$0.09	$0.09	$0.09	$0.09	$0.09	$0.27	$0.27
Period-end common shares outstanding	4,543,662	4,543,662	4,543,662	2,243,662	2,243,662	4,543,662	2,243,662
Average basic shares outstanding	4,527,194	4,524,051	4,223,273	2,213,853	2,208,071	4,425,953	2,200,176
Average diluted shares outstanding	4,527,194	4,524,051	4,223,273	2,213,853	2,208,071	4,425,953	2,200,176

Asset Quality
Nonperforming loans	$332	$335	$745	$800	$606	$332	$606
Nonperforming loans to total loans	0.19%	0.20%	0.51%	0.64%	0.56%	0.19%	0.56%
Nonperforming assets to total assets	0.18%	0.19%	0.41%	0.46%	0.40%	0.18%	0.40%
Allowance for loan losses to total loans	1.18%	1.17%	1.19%	1.19%	1.13%	1.18%	1.13%
Allowance for loan losses to nonperforming loans	612.05%	593.43%	232.21%	186.88%	202.15%	612.05%	202.15%
Net charge-offs	$76	$34	$55	$3	$67	$165	$155
Annualized net charge-offs to average loans	0.18%	0.08%	0.16%	0.01%	0.25%	0.14%	0.18%

Average Balances
Loans	$169,752	$160,840	$134,813	$120,445	$105,520	$155,135	$111,962
Assets	$221,946	$214,021	$186,288	$170,427	$157,874	$207,650	$159,927
Shareholders’ equity	$29,456	$29,637	$30,441	$16,631	$18,588	$29,845	$19,220